EXHIBIT 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of January 27, 2021, between PVH CORP., a Delaware corporation (“PVH” and, together with its affiliates and subsidiaries, the “Company”), and STEFAN LARSSON (the “Executive”).

W I T N E S S E T H
WHEREAS, the Company and the Executive have previously entered into that certain Employment Agreement, effective as of June 3, 2019 (the “Employment Agreement”);

WHEREAS, the Employment Agreement anticipated that the Executive would succeed the current Chief Executive Officer of the Company and provided the Executive with certain rights if he did not succeed the current Chief Executive Officer;

WHEREAS, the Board has appointed the Executive as the Chief Executive Officer and a director of PVH, effective February 1, 2021 (the “Effective Date”), succeeding the current Chief Executive Officer; and

WHEREAS, in connection with the appointment of the Executive as Chief Executive Officer of the Company the parties desire to amend the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2. In order to reflect the Executive’s appointment as Chief Executive Officer and the Board’s agreement that the Executive should continue to serve as a director of PVH, Section 1(b)(i) of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

(b) Position and Duties.

(i) During the Employment Period, (A) the Executive shall serve as the Chief Executive Officer of the Company (“Chief Executive Officer”), with such duties and responsibilities as shall from time to time be assigned to the Executive and as are consistent and commensurate with the Executive’s title and position, and (B) the Executive’s services shall be performed at the Company’s headquarters in New York, New York or such other location as may be mutually agreed between the Board (as defined in Section 1(b)(ii)) and the Executive, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business. During the Employment Period, the Company shall cause the Executive to be nominated for reelection to the Board at the expiration of each Board term.

3. In order to confirm the Executive’s new base salary as of the Effective Date, Section 2(a) of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

(a) Base Salary. The Company shall pay the Executive a salary at the annual rate of $1,300,000 (“Base Salary”), payable in accordance with the normal payroll procedures of the Company in effect from time to time. The Executive’s Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for “executive officers” (as defined under the rules of the New York Stock Exchange). The Board may from time to time, in its sole and absolute discretion, increase the Base Salary by any amount it determines to be appropriate. Base Salary shall not be reduced after any increase. The term “Base Salary” as utilized in this Agreement shall refer to the Executive’s annual base salary as then in effect.

4. In order to reflect the Executive’s elevation to Chief Executive Officer and that the Company has satisfied its obligations under Section 2(b)(i) of the Employment Agreement, Section 2(b) of the Employment Agreement, inclusive of Section 2(b)(i), is hereby deleted in its entirety and the following substituted in lieu thereof:

(b) Incentive and Bonus Compensation. The Executive shall be eligible to participate in the Company’s existing and future bonus and stock plans and other incentive compensation programs for similarly situated executives (collectively, “Plans”), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time. Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under any Plan. To the extent the Executive does participate in a Plan and the Plan does not expressly provide otherwise, the Board may determine all terms of participation (including, without limitation, the type and size of any award, payment or other compensation and the timing and conditions of receipt thereof by the Executive) in the Board’s sole and absolute discretion. Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any and all Plans in its sole and absolute discretion. The terms of each Plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof. Without limiting the generality of the foregoing, the definition of “Cause” hereunder shall not supersede the definition of “cause” in any Plan (unless the Plan expressly defers to the definition of “cause” under an executive’s employment agreement) and any rights of the Executive hereunder upon and subsequent to the termination of the Executive’s employment shall be in addition to, and not in lieu of, any right of the Executive under any Plan then in effect upon or subsequent to a termination of employment.

5. In order to reflect the Executive’s elevation to Chief Executive Officer and to provide the Executive with the right to discuss with the Board its intention to terminate the Executive’s employment for Cause, Section 3(a)(ii) of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(ii) For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The Executive’s employment shall not be terminated for “Cause,” within the meaning of clause (A) or (B) above, unless the Executive has been given written notice by the Board stating the basis for such termination and the Executive is given 20 days to cure the neglect or conduct that is the basis of any such claim and, if the Executive fails to cure such conduct, or such conduct cannot be cured, the Executive has an opportunity to be heard before the full Board and after such hearing, the Board gives the Executive written notice confirming that in the judgment of a majority of all directors of the Company (other than the Executive), “Cause” for terminating the Executive’s employment on the basis set forth in the notice exists.

6. In order to reflect the Executive’s elevation to Chief Executive Officer and the concomitant lapse of the Executive’s rights in respect of certain incentive awards if he had not been named as the successor to the current Chief Executive Officer, Section 3(b)(iii) of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(iii) If the Company terminates the Executive’s employment with the Company without Cause or the Executive terminates the Executive’s employment with the Company for Good Reason, then, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a), the Executive’s outstanding equity incentive awards shall be treated in the same manner upon the Executive’s termination of employment as the standard awards of the same type granted in the same year to the other executive officers of the Company.

7. In order to reflect the Executive’s elevation to Chief Executive Officer and the concomitant lapse of the Executive’s right to terminate his employment for Good Reason if he had not been named as the successor to the current Chief Executive Officer, as well as to allow the Board to reduce the Base Salary in unison with reductions to the salaries of other executive officers of the Company, Section 3(f)(i)(B) of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(B) “Good Reason” shall mean the occurrence of any of the following events or circumstances without the Executive’s prior written consent:
(1) the assignment to the Executive without the Executive’s consent of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(b) (or following a Change in Control, as in effect immediately prior to such Change in Control), or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive and the assignment of additional or alternate duties or responsibilities to the Executive in connection with the Executive’s professional development or the reallocation of some of the Executive’s duties or responsibilities to other executives of the Company in connection with the evolution of the Executive’s position;
(2) a reduction of the Executive’s Base Salary, unless the Board imposes similar reductions in base salaries for other executive officers;
(3) the taking of any action by the Company that substantially diminishes (a) the aggregate value of the Executive’s total compensation opportunity, and/or (b) the aggregate value of the employee benefits provided to the Executive relative to all other similarly situated senior executives pursuant to the Company’s employee benefit and insurance plans as in effect on the effective date of this Agreement (or, following a Change in Control, as in effect immediately prior to such Change in Control);
(4) the Company’s failure to cause the Executive to be nominated for reelection to the Board at the expiration of each Board term during the Employment Period;
(5) the Company requiring that the Executive’s services be rendered primarily at a location or locations more than 35 miles from the location set forth in Section 1(b), except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business;
(6) solely after a Change in Control, the Executive is not serving as the Chief Executive Officer and a member of the board of directors of the top-most company in the chain of companies resulting from such Change in Control at any time during the one-year period following such Change in Control (other than as a result of the Executive’s termination of employment for any reason or cessation of service as a director due to death or disability); or
(7) the failure of the Company to require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
In order for a termination of employment for Good Reason to be effective, (a) the Company must receive a Notice of Termination (as defined below) from the Executive within 90 days following the occurrence of the event claimed to give rise to the right to resign for Good Reason, (b) the Company must fail to cure the event constituting Good Reason within 30 days after receipt of the Notice of Termination, and (c) the Executive must terminate the Executive’s employment in writing within 60 days following the expiration of such cure period.

8. In order to reflect the Executive’s elevation to Chief Executive Officer and the concomitant lapse of the Executive’s rights in respect of certain incentive awards if he had not been named as the successor to the current Chief Executive Officer, Section 3(f)(iii) of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(iii) If within two years after the occurrence of a Change in Control in which the Executive’s outstanding equity incentive awards were assumed or continued in connection with such Change in Control, the Executive terminates the Executive’s employment with the Company for Good Reason or the Company terminates the Executive’s employment for any reason other than death, Disability or Cause, the Executive’s outstanding equity incentive awards shall be treated in the same manner upon the Executive’s termination of employment as the standard awards of the same type granted in the same year to the other executive officers of the Company.

9. In order to reflect the Executive’s title change as a result of his elevation to Chief Executive Officer, Section 7(h) of the Employment Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

(h) Indemnification. The Executive shall be entitled to indemnification (and the advancement of expenses) in connection with a litigation or proceeding arising out of the Executive’s acting as Chief Executive Officer or an employee, officer or director of the Company (or, to the extent such service is requested by the Company, any of its affiliates), to the maximum extent permitted by applicable law; provided, however, that in the event that it is finally determined that the Executive is not entitled to indemnification, the Executive shall promptly return any advanced amounts to the Company. In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other directors and officers of the Company.

10. Notwithstanding anything in the Employment Agreement to the contrary, for purposes of calculating the Severance Amount or the severance amount described in Section 3(f)(ii)(D), as applicable, if the Executive’s Base Salary is reduced by the Board in connection with the imposition of similar reductions in base salaries for other executive officers, the applicable reduction shall be disregarded, and the Severance Amount or severance amount, as applicable, shall be calculated based on the Executive’s Base Salary in effect immediately prior to such reduction. For the avoidance of doubt, if the Executive terminates his employment for Good Reason as a result of a reduction of the Base Salary that is not in connection with the imposition of similar reductions in base salaries for other executive officers, then the Base Salary to be used in connection with the calculation of the Severance Amount or the severance amount described in Section 3(f)(ii)(D), as applicable, shall be the Base Salary in effect immediately prior to the attempt to reduce the Base Salary.

11. The Company also will pay the Executive’s professional fees incurred to negotiate and prepare this Agreement and related agreements in an amount not to exceed $7,500.

12. The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement (including Exhibit A to the Employment Agreement) and any other agreements to which the parties hereto are parties that have been executed prior to the date hereof shall mean the Employment Agreement, as amended by this Amendment.

13. The Executive acknowledges and agrees that this Amendment provides for mutually agreed upon amendments to the Employment Agreement and that nothing herein constitutes the termination of the Executive’s employment without Cause or permits the Executive to terminate his employment for Good Reason.

14. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

15. This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

PVH CORP.

By: /s/ Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President

/s/ Stefan Larsson
Stefan Larsson
Date: January 27, 2021